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                     July 6, 2023

       Steven Cooper
       President and Chief Executive Officer
       TrueBlue, Inc.
       P.O. Box 2910
       1015 A Street
       Tacoma, WA 98402

                                                        Re: TrueBlue, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 25, 2022
                                                            Filed February 15,
2023
                                                            File No. 001-14543

       Dear Steven Cooper:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services